Exhibit 5.1

December 4, 2024

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102-Box 604

Elko, Nevada 89801

Ladies and Gentlemen:

We have acted as counsel to U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated November 27, 2024 (the “Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and declared effective on May 12, 2022 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the issue and sale by the Company of an aggregate of (i) up to 1,457,700 shares (the “Common Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) warrants to purchase up to 728,850 shares of Common Stock (the “Common Stock Purchase Warrants”) and (ii) up to 728,850 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants (the “Warrant Shares”). The Common Shares, Common Stock Purchase Warrants and Warrant Shares are to be issued pursuant to (i) the Prospectus, (ii) that certain Securities Purchase Agreement, dated November 27, 2024, by and among the Company and each purchaser named therein (each, a “Purchaser”) and (iii) a Common Stock Purchase Warrant, dated November 27, 2024, by and between the Company and each Purchaser.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements (other than the Common Stock Purchase Warrants), such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the issue and sale of the Common Shares and the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Common Shares and Warrant Shares are issued against payment therefor in accordance with the Prospectus, the Securities Purchase Agreement (including, in the case of the Warrant Shares, upon payment of the exercise price set forth in the Common Stock Purchase Warrants), and the Common Stock Purchase Warrant, the Common Shares and Warrant Shares will be validly issued, fully paid and nonassessable. With respect to the Common Stock Purchase Warrants, each Common Stock Purchase Warrant constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, assuming its valid authorization, execution and delivery. The validity, binding effect and enforceability of the Common Stock Purchase Warrants is subject to and may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and transfer and other similar laws relating to or affecting the rights of creditors generally and by the effect of any applicable statutes of limitation and the doctrines of laches, waiver and estoppel.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	The opinions herein are limited to matters governed by the federal laws of the United States of America, the Nevada Private Corporations Chapter of the Nevada Revised Statutes (Nev. Rev. Stat. 78l), including interpretations thereof in published opinions of the Nevada courts, and the laws of the State of New York. Except as expressly stated above, we express no opinion with respect to any other law or any other jurisdiction.

B.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP

DAVIS GRAHAM & STUBBS LLP